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                                EXHIBIT 3.12.1
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                                                                  EXHIBIT 3.12.1

                      AGREEMENT OF LIMITED PARTNERSHIP OF
               PAXSON BROADCASTING OF MIAMI, LIMITED PARTNERSHIP


                                        This Agreement of Limited Partnership
("Agreement") is entered into and shall be effective as of the 18th day of November, 1991, by and between Paxson Enterprises, Inc., a Nevada Corporation, as the General Partner and Lowell Paxson, as a Limited Partner, pursuant to the provisions of the Florida Uniform Limited Partnership Act, on the following terms and conditions:


                                   ARTICLE I.

                            FORM AND INTERPRETATION

            1. Definitions. The following capitalized terms, as used in this Agreement and in the attached exhibits, which constitute a part of this Agreement, have the meanings ascribed to them below and include the plural as well as the singular number:

          "Act" means the Florida Uniform Limited Partnership Act, as amended, or any subsequent Florida law concerning partnerships that are enacted in substitution for the Act.

          "Affiliate" of a Partner means (1) another Partner of the Partnership; (2) a legal or personal representative of any Partner; (3) the Partner's lineal descendants and spouse (other than a spouse who is legally separated from the Partner under a decree of divorce or separate maintenance);
(4) a trustee of a trust for the benefit of any Person referred to in clause
(1), (2) or (3); (5) a Person, other than an individual, of which 80% or more of the voting or equity interests is owned directly or indirectly by a Partner and/or one or more of the Persons referred to in clauses (1) through (4); (6) a Person owning 80% or more of the voting or equity interests of a Partner that is not an individual; or (7) a Person other than an individual, 80% or more of the voting or equity interests of which is owned by the same Person that owns 80% or more of the voting or equity interests of a Partner that is not an individual.

          "Agreement" means this Limited Partnership Agreement as originally executed and as subsequently amended or supplemented from time to time in accordance with section 48.

          "Assignment" means a sale, exchange, gift, pledge, transfer or disposition of any kind whatsoever and, in the case of a Person that is not an individual, it includes the sale, exchange, pledge, transfer or disposition of a majority of either voting control or the equity interests in such Person.

          "Bankruptcy" means taking advantage of any bankruptcy or insolvency act (including the Bankruptcy Reform Act of 1978 or similar law, and also any proceeding under state or local insolvency or debtor relief laws), or a final adjudication of insolvency or an assignment of a major portion of a Person's assets for the benefit of creditors.

          "Capital Account" has the meaning set forth in section 10.





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          "Capital Contribution" means the total amount of cash, securities and other property contributed by a Partner to the equity of the Partnership, or agreed to be contributed by a Partner to the equity of the Partnership, pursuant to section 9(a), and reduced by any return of capital to the Partner within the meaning of section 9(c). Any reference in this Agreement to the Capital Contribution of either a Partner or an assignee of a Partner shall include the Capital Contribution of any prior Partner to whose Partnership Interest the then existing Partner or assignee succeeded.

          "Cash Flow" means the excess of cash derived by the Partnership from all sources, including from capital contributions, loans, sales of securities and other activities, (but excluding cash derived from the winding-up and liquidation of the Partnership pursuant to section 32) over the sum of all cash disbursements, including repayments of loans from Partners, loans to Partners from the Partnership, and distributions to Partners pursuant to section 14(a) or (b) (but excluding disbursements pursuant to section 14(c)), plus a reasonable allowance for reserves for repairs, investments in Property (including Marketable Securities), replacements, contingencies and anticipated obligations (including debt service, capital improvements and replacements to the extent not funded by reserves) as reasonably determined by the Managing General Partner. Notwithstanding the preceding sentence, in determining the reasonable allowance for reserves, the Managing General Partner shall reduce such allowance to the extent necessary to ensure that annual distributions of Cash Flow to each Partner will be in an amount at least equal to the annual income tax liability (exclusive of income tax liability resulting from a transaction pursuant to section 14(b) or (c)) of each such Partner (determined assuming that the maximum possible income tax rate is applicable) resulting from the allocation to the Partner of his share of the Partnership's Taxable Income and Taxable Loss.

          "Code" means the Internal Revenue Code of 1986, as amended, or any subsequent federal law concerning income taxes that is enacted in substitution for the Code.

          "General Partner" means any Person admitted as a general partner in accordance with this Agreement.

          "General Partnership Interest" means the Partnership Interest of a General Partner, in his capacity as a General Partner.

          "Limited Partner" means those Persons who are signatories to this Agreement as limited partners; and all other Persons who shall be admitted to the Partnership as limited partners.

          "Majority in Interest", when used in regard to the degree of consent, approval or agreement required among the Partners, means Partners whose aggregate Capital Account balances constitute over 50% of the total aggregate Capital Account balances of all owners of Partnership Interests then outstanding.

          "Managing General Partner" means the Person designated in this Agreement as the general partner responsible for management of the affairs of the Partnership and thereafter any Person which becomes a general partner responsible for management of the affairs of the Partnership pursuant to this Agreement, in the Person's capacity as a managing general partner of the Partnership. Initially, the Managing General Partner shall be Paxson Enterprises, Inc.





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          "Marketable Securities" means securities, including stock, which are traded on an established securities market, whether or not registered under the Securities Act of 1933.

          "Partner" means each Person which is a General Partner or a Limited Partner.

          "Partnership" means the PAXSON BROADCASTING OF MIAMI, LIMITED PARTNERSHIP, the Florida limited partnership formed in accordance with the Act pursuant to this Agreement.

          "Partnership Interest" includes only a Partner's Capital Contribution and right to receive his Percentage Interest and excludes Partnership Rights.

          "Partnership Rights" excludes the Partnership Interest of a Partner, and includes, in addition to other rights provided in this Agreement, the rights provided to him by the Act except to the extent expressly modified by this Agreement.

          "Percentage Interest" means a Partner's percentage share (as initially stated opposite such Partner's name on EXHIBIT A as amended from time to time), of the Profits and Losses, Taxable Income or Taxable Loss, cash and other distributions and liquidation proceeds of the Partnership all subject to and interpreted in accordance with the terms of this Agreement. The Percentage Interests of Partners shall be proportionate to the Capital Accounts of the Partnership at all times so that, for example, if a Partner's Capital Account is 100 and the aggregate of all Capital Accounts is 1000, the Partner's Percentage Interest in the Partnership is 10%. In the event of a change among the Partners in the Percentage Interests in the Partnership during the year, the Partnership shall use a closing-of-the-books method with respect to such change or changes in Percentage Interests in computing a Partner's share of Profits and Losses, Taxable Income and Taxable Losses, and entitlement to distributions during such year.

          "Person" means any individual and any general or limited partnership, corporation, estate, joint venture, trust, business trust, cooperative, association or other organization or entity.

          "Profits and Losses" means the annual net income or loss of the Partnership determined on a generally accepted accounting principles basis, as disclosed on the annual financial statements of the Partnership.

          "Property" means any real, personal, tangible or intangible property contributed by a Partner to the equity of the Partnership or otherwise acquired by the Partnership.

          "Pro Rata" means in the proportion that the Percentage Interest of each Partner bears to the total Percentage Interests of all the Partners.

          "Retirement" means the death, Bankruptcy, adjudication of incompetency as determined by a court of appropriate jurisdiction, dissolution and liquidation or termination of existence, merger or consolidation (except as provided in section 29) of a Partner, or the sale, lease or other disposition of all or substantially all the property of a Partner (except as provided in section 29).





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          "Taxable Income or Taxable Loss" means the net income or loss of the
Partnership for federal income tax purposes, as determined at the close of the Partnership's fiscal year by the accountants employed by the Partnership to prepare its income tax returns.

            2. Captions and Certain Terms. The titles and captions preceding the text of the articles and sections of this Agreement are solely for convenience of reference and neither constitute a part of this Agreement nor affect its meaning, interpretation, or effect. The words "hereby," "herein," "hereof," "hereto," "hereunder," and terms of similar import refer to this Agreement as a whole and not to any particular article, section, subsection or other part of this Agreement.

            3. Severability. If any article, section or other provision of this Agreement, or its application, is held to be invalid, illegal or unenforceable in any respect or for any reason, the remainder of this Agreement and the application of such article, section or other provision to a person or circumstance with respect to which it is valid, legal and enforceable is not affected.

            4. Limitation of Grant. Nothing in this Agreement, whether express or implied, is intended or may be construed to confer upon, or to grant to, any creditor or any other Person (other than the Partners and their legal and personal representatives, heirs, successors and permitted assignees) any right, remedy or claim under or because of this Agreement or any covenant, condition or stipulation of it.


                                   ARTICLE II

                          ORGANIZATION OF PARTNERSHIP

            1. Formation, Name, Office and Registered Agent. The Partnership is organized as of the date of this Agreement and the signatories to this Agreement constitute the members of this partnership under the Act as of the date hereof. The rights and obligations of the Partners are determined by the Act, except as otherwise expressly provided in this Agreement. The name of the Partnership is "PAXSON BROADCASTING OF MIAMI, LIMITED PARTNERSHIP."
The recordkeeping office of the Partnership is located at 700 Spottis Woode Lane, Clearwater, Florida 34616. The principal business office of the Partnership is located at 50 West Liberty Street, Reno, Nevada 89501. The Managing General Partner may change the name of the Partnership or the location of its principal business office at any time and from time to time by giving written notice of such change to each Partner.

            2. Term of Partnership. The term of the Partnership shall continue until the earlier of (i) December 31, 2066, or (ii) the death or adjudication of incompetency as determined by a court of appropriate jurisdiction of Lowell Paxson, unless the Partnership is earlier dissolved and terminated under this Agreement.

            3.      Purposes of Partnership; Authorized Acts.

A.        (a)      Purposes of the partnership are to

          (i) acquire, operate, manage and perform all matters necessary and attendant to the operation of one or more radio stations in Duval County, Florida,





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          (ii)     invest in, own, sell, acquire, manage and exercise the
                   voting rights associated with Marketable Securities,

          (iii) acquire, hold, sell, own, improve, develop or lease other types of real and personal property, and

          (iv) engage in any other lawful activity for profit approved by an affirmative vote of a Majority in Interest.

  (a) Notwithstanding Section 7, unless unanimously approved by the Partners, the Partnership shall not engage in any activity(ies) which would result, based upon opinion of tax counsel, in the characterization of the Partnership as an investment company as that term is used in Section 721(b) or any successor provision of the Code.

B. In furtherance of its purposes, but subject to every other provision of this Agreement, the Partnership is authorized to do the following:

                   (a) acquire by purchase, lease or otherwise, any real or personal, tangible or intangible property that may be necessary, convenient or incidental to the accomplishment of the purposes of the Partnership;

                   (b) construct, operate, maintain, finance, improve, own, sell, convey, exchange, assign, mortgage or lease any property (or a part thereof) as may be necessary, convenient or incidental to the accomplishment of the purposes of the Partnership;

                   (c) borrow money and issue evidences of indebtedness in furtherance of any purpose of the Partnership and secure the same by a mortgage, pledge, security interest or other liens on the property, any part thereof, any interest therein or on any improvements thereto;

                   (d) prepay, in whole or in part, refinance, increase, renew, modify or extend any indebtedness of the Partnership and, in connection therewith, extend, renew or modify any mortgage, pledge, security interest or other lien affecting any property;

                   (e) invest and reinvest the assets of the Partnership in, and purchase, acquire, hold, sell, transfer and exchange securities of all kinds;

                   (f)     lend money to Partners;

                   (g) exercise the voting rights associated with property owned by the Partnership; and

                   (h) enter into any activity and perform and carry out any contract in connection with, or necessary or incidental to, the accomplishment of the purposes of the Partnership.

          4. Co-Ownership of Partnership Interests. Any consent required of a Partner shall require the action or vote of each Person (or in such other manner as such Persons have designated in writing to the Partnership) having an interest in such Partnership Interest, with a majority approval needed for consent. On the death of a co-owner of a Partnership Interest held





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in either joint tenancy with right of survivorship or tenancy by the entirety, the Partnership Interest is owned solely by the survivor as a Partner, and not as an assignee. The Partnership need not (although it may) recognize the death of a co-owner of a Partnership Interest until the Managing General Partner receives notice of the death. A co-owner of a Partnership Interest may sever the tenancy by giving to the Managing General Partner notice to that effect, and signed by the co-owner requesting the severance in the case of a joint
tenancy, and by both co-owners in the case of a tenancy by the entirety.   Upon
receipt of the notice and the certificate evidencing the Partnership Interest owned by the co-owners, the Managing General Partner shall cause the Partnership Interest to be allocated as directed by the co-owners and shall indicate on the Partnership records such allocation. In absence of joint direction, the interests shall be allocated between the owners as the severed ownership interests would be valued for federal estate tax purposes.


                                  ARTICLE III

                              PARTNERSHIP CAPITAL

          1.       Capital Contributions.

                   (a) Upon executing this Agreement, each Partner shall make or has made a Capital Contribution in the amount and of the type, and initially shall have a Percentage Interest equal to the percentage, set forth opposite his name on EXHIBIT A. Partners may make (but Limited Partners are not required to make) additional Capital Contributions at such time and in such amount as they in their sole discretion shall determine but only if the Managing General Partner and a Majority in Interest consent to such additional Capital Contributions. Upon the assignment of any Partnership Interest, the making of an additional Capital Contribution or any return of a Capital Contribution, or any substitution of a Partner, EXHIBIT A shall be amended to accurately reflect the name, address, Capital Contribution and Percentage Interest of each Partner.

                   (b) Notwithstanding (a) above, no Capital Contributions shall be made or permitted by any Partner which would result, directly or indirectly, in the Partnership being treated as an investment company under section 721(b) of the Code, and any such attempted Capital Contribution shall be void ab initio. The Managing General Partner shall withhold its consent to the making of an additional Capital Contribution, unless it has satisfied itself (by seeking advice of legal counsel or otherwise) that the making of the additional Capital Contribution will not result, directly or indirectly, in the Partnership being treated as an investment company under section 721(b) of the Code.

                   (c) A Partner shall not receive from the Managing General Partner or out of Partnership Property, and the Managing General Partner and the Partnership shall not return to a Partner, any part of his Capital Contribution, except as set forth in Articles VIII and IX of this Agreement and such distribution is determined to be a return of a Partner's Capital Contribution, and then only if all liabilities of the Partnership, except liabilities to the Partners on account of their Capital Contributions, have been paid or there remains property of the Partnership sufficient to pay them. The Partnership shall not pay interest on Capital Contributions, and a Partner may demand and receive only cash in return for his Capital Contribution, except to the extent provided for in Articles VIII and IX of this Agreement or unless the Liquidator (as





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defined in section 32) decides to distribute Partnership property in kind upon the dissolution, winding-up, and termination of the Partnership, or unless the distribution of property to a Partner is unanimously approved by the Partners. Each Partner, by signing this Agreement or a counterpart of it, consents to all distributions authorized by this Agreement and releases all other Partners from all liability to both him and the Partnership for all distributions made in accordance with this Agreement.

            2.      Capital Account.

                   (a) The Managing General Partner shall establish and maintain a Capital Account for each Partner in the Partnership's books of account. Capital Accounts shall be maintained and adjusted in accordance with generally accepted accounting principles. Consistent with these capital account maintenance rules, the Managing General Partner shall credit to each Partner's Capital Account the amounts of the Partner's Capital Contributions and any Profits allocated to the Partner. The Managing General Partner shall charge to or deduct from each Partner's Capital Account the amounts of all distributions (in cash or other property) to the Partner and any Losses allocated to the Partner. If any interest in the Partnership is transferred in accordance with the terms of this Agreement, the transferee shall succeed to the Capital Account of the transferror to the extent it relates to the transferred interest.

                   (b) The provisions of this section and the other provisions of this Agreement pertaining to the maintenance of Capital Accounts are intended to comply with Treasury Regulation Section 1.704-1(b) (or any successor provision thereto), and shall be interpreted and applied in a manner consistent with such Regulations. In the event the Managing General Partner determines that it is prudent to modify the manner in which the Capital Accounts are computed in order to comply with such Regulations, provided that it is not likely to have a material effect on the amounts distributable to any Partner without such Partner's consent and upon receipt of an opinion of tax counsel to the Partnership concluding that such modification will be given effect for federal income tax purposes, the Managing General Partner may make such modification.

                   (c) The Managing General Partner shall revalue the Partnership's property (based on its fair market value as of the moment immediately preceding the relevant event) and shall adjust Capital Accounts to take into account any resulting Profit or Loss (determined as if the Partnership sold all its property for cash equal to the property's fair market value) upon the occurrence of either of the following events: (1) the making by any Partner of any non-Pro Rata additional Capital Contribution, (2) the partial or complete withdrawal of a Partner's Partnership Interest, or (3) the admission of a Partner.

          11. Expenses Paid by Partners. Any Partnership expense reasonably paid by any Partner on behalf of the Partnership is an indebtedness of the Partnership to the Partner and does not increase the Partner's Partnership Interest or Percentage Interest. The Partnership shall reimburse the Partner as soon as practicable and may pay interest on the indebtedness.

          12. Loans by Partners. The Managing General Partner may borrow money on behalf of the Partnership from any Partner in such amounts and for such purposes as it considers necessary, convenient or incidental to the accomplishment of the purposes of the Partnership. Each loan to the Partnership by a Partner (excluding reimbursable expenses) shall be evidenced by a promissory note or similar instrument of the Partnership, may be secured by a lien on the





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Property, may bear interest at a rate determined by agreement between such
Partner and the Managing General Partner and may be subject to such other terms and conditions as are agreed to by such Partner and the Managing General Partner. The Partnership may prepay each loan from a Partner in whole or in part, at any time and from time to time, without premium or penalty.

                                   ARTICLE IV

             PROFITS AND LOSSES AND TAXABLE INCOME AND TAXABLE LOSS

           1.      Allocations

                   (a)     Allocation of Profits and Losses.

                           (1)      Profits and Losses of the Partnership shall
be allocated Pro Rata among the Partners.

                           (2)      Profits and Losses of the Partnership shall
be determined for each fiscal year of the Partnership in accordance with the method of accounting required or permitted to be used for federal income tax purposes, with such exceptions thereto as are set forth in this Agreement, and otherwise in accordance with generally accepted accounting principles applied in a consistent manner.

                   (b)     Allocation of Taxable Income and Taxable Loss.

                           (1)      Except as otherwise provided in this
section 13(b), allocations of tax items among the Partners shall be consistent with corresponding book (Profits and Losses) items (if any). For tax purposes, Profits and Losses, or any item thereof, shall be appropriately adjusted to reflect Taxable Income and Taxable Loss, or any item thereof, as determined under the Code and shall be allocated among the Partners in such a manner as to comply with the provisions of the Code and Regulations thereunder (including, if necessary, the "minimum gain chargeback provisions" of the Regulations under
Section 704 of the Code). For example, any gain or loss recognized by the Partnership with respect to property contributed to the Partnership by a Partner shall be shared among the Partners so as to take account of the variation, if any, between the basis of the property to the Partnership and its fair market value at the time of contribution or revaluation, whichever is applicable, so as to comply with the requirements of Section 704 of the Code. Thus, for example, if a Partner contributes property to the Partnership whose agreed fair market value exceeds its adjusted basis in the hands of the contributing Partner ("built-in gain"), and there have been no events giving rise to a revaluation, built-in gain with respect to such contributed property shall first be allocated to such contributing Partner when the Partnership recognizes gain upon a disposition of such contributed property, but not in an amount in excess of such built-in gain; the remaining balance of such recognized gain, if any, shall be allocated among the Partners as set forth herein. The allocation of built-in gain to a contributing Partner shall not increase such Partner's Capital Account, because such gain was already taken into account when the built-in gain property was contributed to the Partnership. A Partner who contributes property other than cash shall provide the Managing General Partner with information necessary to verify the contributing Partner's adjusted tax basis in the items of property contributed by him to the Partnership.





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                           (2)      Generally, except as provided in section
13(b)(i), Taxable Income and Taxable Loss (and each such income and loss item) shall be allocated Pro Rata among the Partners. In the event, however, that non-Pro Rata distributions of property are made to a Partner or the net proceeds from the sale of property are distributed non-Pro Rata to a Partner, Taxable Income and Taxable Loss derived from such distributions or sales shall be allocated 100% to such Partner, subject only to such modifications as are necessary to comply with Section 704 of the Code.


                                   ARTICLE V

                      DISTRIBUTIONS, WITHDRAWALS AND LOANS

           1.      Distributions.

                   (a) Cash Flow Distributions. Cash Flow shall be distributed Pro Rata among the Partners. Notwithstanding the foregoing, if the Partners unanimously agree, the Partnership may distribute Cash Flow attributable to a sale of property in a non-Pro Rata manner.

                   (b) Partial or Complete Withdrawal by a Partner From the Partnership.

                           (1)      In the event of a partial or complete
withdrawal of a Partner from the Partnership pursuant to Article VIII, the Managing General Partner shall, as promptly as is reasonably possible, distribute to the Partner his Pro Rata share of the Marketable Securities previously contributed by such Partner to the Partnership, cash and other readily divisible assets of the Partnership. The withdrawing Partner shall also be entitled to receive cash equal in value to his Pro Rata share of the fair market value (as reasonably determined by the Managing General Partner) of any non-readily divisible assets owned by the Partnership. The Managing General Partner shall, as promptly as possible, distribute this additional amount of cash, if any, to the withdrawing Partner. Cash distributions to the withdrawing Partner shall be reduced by such Partner's Pro Rata share of the liabilities of the Partnership and by any expenses incurred by the Partnership with respect to the withdrawal of the Partner.

                           (2)      A Partner may request that all or a portion
of the Marketable Securities subject to the requested withdrawal be sold by the Partnership and the net proceeds (after selling and other expenses) distributed as directed by him. In the event that the Managing General Partner is unable to sell these Marketable Securities, it shall distribute them to the Partner, unless it is notified by the Partner to cancel the withdrawal.

                           (3)  The Managing General Partner shall not be
required to distribute to the requesting Partner any assets that the Partnership is legally restricted or prohibited from distributing to the Partner, unless steps can be taken to remove the restriction or prohibition; in which case the requesting Partner shall be charged with the expense of removing such restriction or prohibition. Any distribution hereunder shall also be subject to the limitations set forth in sections 9(c) and 15, respectively.

                   (c) Liquidating Distributions. The net proceeds from liquidation of the Partnership's assets pursuant to its dissolution, winding-up, and termination shall be distributed, and all Profits and Losses resulting from the liquidation of the Partnership property shall be





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allocated, among the Partners in the proportions and orders of priority specified in this section 14(c).

                           (i)      The Liquidator shall distribute the net
proceeds from liquidation of the Partnership's assets as follows:

                                    (1)     FIRST: To pay all the liabilities
of the Partnership that are then due and payable, except for both Capital Contributions of Partners and liabilities to the Partners, in the order of priority required by Florida law; then

                                    (2)     SECOND: To establish any reasonable
reserve that the Liquidator may determine is required for unpaid, future, or contingent liabilities or obligations of the Partnership; then

                                    (3)     THIRD: To pay all liabilities of
the Partnership to the Partners, pro rata according to the amounts of their respective liabilities; then

                                    (4)     FOURTH: To the Partners to the
extent of any positive balances in their Capital Accounts, Pro Rata according to the amounts of their respective positive balances; and then

                                    (5)     FIFTH: Any remaining net proceeds
shall be distributed Pro Rata among the Partners.

                           (ii)     Any Profits and Losses and Taxable Income
and Taxable Loss resulting from the disposition of the Partnership's assets in the process of liquidation shall be allocated among the Partners in the manner provided in section 13. Any property distributed in kind in the liquidation shall be valued and treated as if the property were sold and the cash proceeds were distributed. The Profits and Losses arising from the constructive sale of the property described in the preceding sentence shall be allocated among the Partners in the manner provided in section 13.

           2. Limitation on Distributions to Partners. A Partner may receive distributions from the Partnership only to the extent the Partnership's total assets exceed its total liabilities, other than liabilities to the Partners on account of their Capital Contributions.



                                   ARTICLE VI

                 AUTHORITY, DUTIES, AND LIABILITIES OF PARTNERS

           1. Duties of Managing General Partner. The Managing General Partner shall manage the affairs of the Partnership, shall apply itself diligently for the Partnership, and shall devote to the Partnership such time as is necessary and appropriate to manage the business of the Partnership. The Managing General Partner is not required to devote all its business time to the Partnership, and it may engage in other business ventures and employment, including those in competition with the Partnership. In the performance of its duties, the Managing





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General Partner may hire employees and agents of the Partnership and generally shall supervise and direct all the daily operations of the Partnership.

           2.      Managing General Partner's Fees and Expenses.

                   (a) Fees to Managing General Partner. In consideration for performing services described herein, the Managing General Partner may be paid a fee to be agreed upon by a Majority in Interest. Such fees shall be deemed earned when the services have been performed and, regardless of when paid, shall be non-executory from the date earned and shall be the obligation of the Partnership from and after that date.

                   (b) Expenses. Except as otherwise provided herein, the Partnership shall pay all expenses of the Partnership (which expenses may be either billed directly to the Partnership or reimbursed to the Managing General Partner) which may include, but are not limited to: (i) all costs of borrowed money, taxes and assessments on the Property and other taxes applicable to the Partnership; (ii) all costs for goods and materials, whether purchased by the Partnership directly or by the Managing General Partner on behalf of the Partnership; (iii) legal, audit, accounting, brokerage and other professional fees; (iv) fees and expenses paid to independent contractors, mortgage bankers, brokers, insurance brokers and other agents; (v) expenses of organizing, revising, amending, converting, modifying or terminating the Partnership; (vi) expenses in connection with distributions made by the Partnership to, and communications and bookkeeping work necessary in maintaining relations with, Partners; (vii) expenses in connection with preparing and mailing reports to Partners; (viii) costs of any accounting, statistical or bookkeeping equipment necessary for the maintenance of the books and records of the Partnership; (ix) the cost of preparation and dissemination of informational material and documentation relating to the Partnership; (x) except with respect to litigation solely among the Partners as such, costs incurred in connection with any litigation in which the Partnership is involved, as well as in the examination, investigation or other proceedings, conducted against the Partnership by any regulatory agency, including legal and accounting fees incurred in connection therewith; (xi) costs of any computer services or equipment or services of personnel used for or by the Partnership; and (xii) expenses of professionals employed by the Partnership in connection with any of the foregoing, including attorneys, accountants and appraisers.

           3. Authority of Managing General Partner. The Managing General Partner may bind the Partnership to do all acts that are necessary, appropriate, or incidental to the accomplishment of the purposes of the Partnership. Any person dealing with the Partnership or the Managing General Partner may rely on a certificate signed by the Managing General Partner as to the identity of any Partner, the existence or absence of any fact or condition that is necessary to permit action by either the Partnership or the Managing General Partner or germane in any other way to the affairs of the Partnership, and the persons who are authorized to execute and deliver any documents or instruments of or on behalf of the Partnership. Without limiting the generality of the foregoing, the Managing General Partner is specifically authorized to do the following:

                   (a) to negotiate and enter into leases and agreements with land or building owners or other Persons, and to incur obligations for, and on behalf of, the Partnership in connection with Partnership business;

                   (b) to borrow money on behalf of the Partnership and, as security therefor, to encumber the property;

                   (c) to prepay, in whole or in part, refinance, increase, modify or extend any obligation affecting the property;

                   (d)     to sell, exchange, convey and lease the property;

                   (e) to employ from time to time, at the expense of the Partnership, other Persons required for the operation and management of the Partnership business, including accountants, attorneys and others, who may be Partners, on such terms and for such compensation as the Managing General Partner determines to be reasonable and this may include Persons which are Affiliates;

                   (f) to pay all attorney's and accountant's fees and other costs incurred in connection with the formation of the Partnership business and the completion of all steps necessary or advisable for the Partnership to comply with applicable laws;

                   (g) to assume responsibilities imposed on the Managing General Partner by the Act;

                   (h) to compromise, arbitrate or otherwise adjust claims in favor of or against the Partnership and to carry such insurance as the Managing General Partner considers advisable;

                   (i) to exercise the voting rights associated with the securities and other Property owned by the Partnership;

                   (j) to commence or defend litigation with respect to the Partnership or any assets of the Partnership as the Managing General Partner considers advisable, at the expense of the Partnership;

                   (k) to make, execute, acknowledge and deliver documents of transfer and conveyance and any other instruments that may be necessary or appropriate to carry out its powers; and

                   (l) to do all such acts and take all such proceedings and execute all such rights and privileges, although not specifically mentioned herein, as the Managing General Partner considers necessary to conduct the business of the Partnership and to carry out the purposes of the Partnership.

          Notwithstanding the foregoing, the Managing General Partner shall not take any of the following actions without the consent of a Majority in
Interest:

                   (1) assign all or any part of the property for the benefit of its creditors or confess a judgment against the Partnership;

                   (2) take any action in contravention of the Act, the certificate of limited partnership or this Agreement;

                   (3) sell, lease, transfer, assign, pledge or encumber a substantial portion (10% or more) in value of the property of the Partnership (except with respect to transactions to which section 28 or section 32 applies); or

                   (4)     admit a Person as a Partner of the Partnership.

           4. Dealing with Affiliates. The Managing General Partner may employ and enter into contracts and other arrangements with any Person, including an Affiliate, and may obligate the Partnership to pay reasonable compensation for services rendered by such Persons on terms that, in the judgment of the Managing General Partner, are not less favorable to the Partnership than would be available from an unrelated party.

           5. Indemnification of General Partners. The Managing General Partner need not secure the performance of its duties by bond or otherwise. A General Partner is not liable, responsible, or accountable in damages or otherwise to any Partner or to the Partnership for any act taken or omission made in good faith on behalf of the Partnership and in a manner that such General Partner reasonably believes to be within the scope of the authority granted to it by this Agreement and in the best interest of the Partnership, except for gross negligence or willful misconduct. Any loss, expense (including attorneys' fees) or damage incurred by a General Partner by reason of any act or omission by it in good faith on behalf of the Partnership and in a manner that it reasonably believes to be within the scope of the authority granted to it by this Agreement and in the best interest of the Partnership (but not, in any event, any loss, expense or damage incurred by a General Partner by reason of gross negligence or willful misconduct) shall be paid to the indemnified General Partner from the Partnership's assets, to the extent available.

           6. Liability of Non-Managing General Partner. The non-managing General Partners are not liable to any other Partner for the gross negligence or willful misconduct of the Managing General Partner.

           7. Authority of Non-Managing General Partner. The non-managing General Partners shall not participate in the management of, or have any control over, the business or policies of the Partnership, except as required by the Act or permitted by section 18, and shall not transact any business in the name of the Partnership. Unless required by the Act, a non-managing general partner shall not sign any agreement, document or instrument in the name of the Partnership or otherwise make commitments on behalf of the Partnership.


                                  ARTICLE VII

                       TRANSFER OF PARTNERSHIP INTERESTS

           1. General Partners. Subject to section 24, a General Partner may make an Assignment, directly or indirectly, of all or any part of its Partnership Interest. However, an Assignment does not relieve such General Partner of its obligations and liabilities under this Agreement, or constitute the assignee a General Partner, or confer on the assignee any Partnership Rights. Subject to section 24, and only if a Majority in Interest consents, a General Partner may make an Assignment of both its Partnership Interest and its Partnership Rights if the assignee assumes in writing all such General Partner's obligations and liabilities under this

Agreement and if all the applicable requirements of section 25 are satisfied. Upon compliance with the immediately preceding sentence, an assignee of such General Partner has all the rights and powers granted to such General Partner under this Agreement and has all the obligations and liabilities of such General Partner under this Agreement.

           2. Restriction on Transfer. Notwithstanding any other provision of this Agreement, an assignment of a Partnership Interest shall not be made, and consent thereto shall be withheld:

                   (a) Unless the Managing General Partner has satisfied itself (by seeking advice of legal counsel or otherwise, with any resulting Partnership expense to be reimbursed by the assignor) that the assignment will not have any significant adverse tax effect upon the Partnership or the other Partners;

                   (b) Unless the Managing General Partner has satisfied itself (by advice of legal counsel, with any resulting Partnership expense to be reimbursed by the assignor) that the proposed assignment may be made without registration under any applicable securities law; and it will not violate any applicable securities law (including investor suitability standards);

                   (c)     If the Assignment is sought to be made to:

                           (i)      a minor or incompetent, except if made by
will or intestate succession, or

                           (ii)     to a Person which is not an Affiliate.

           3. Admission of Substitute Partner. Subject to the other provisions of this Agreement, an assignee of a Partnership Interest may be admitted as a Partner and granted Partnership Rights only if:

                   (a) the Assignment is made pursuant to a written instrument in a form satisfactory to the Managing General Partner and specifies the intention of the assignor that the assignee be substituted as a Partner;

                   (b) the Managing General Partner consents to the admission by executing two counterparts of this Agreement that evidences the Partnership Rights of the assignee, and if the assignee is to be admitted as a General Partner a Majority in Interest consent to the admission;

                   (c) the assignee accepts, signs and agrees to be bound by this Agreement, by executing two counterparts of this Agreement, including an amended EXHIBIT A, and such other documents or instruments as the Managing General Partner requires to effect the admission of the assignee as a Partner;

                   (d) the assignee provides the Managing General Partner with evidence satisfactory to it of the assignee's authority to become a Partner under the terms of this Agreement;

                   (e) the assignee pays all filing, publication and other costs (including reasonable attorneys' fees) incurred by either the Partnership or the Managing General Partner in connection with the admission and substitution of the assignee as a Partner.

          Notwithstanding an assignee's satisfaction of any or all of the conditions specified above, the Managing General Partner, in its absolute discretion, may refuse to consent to the assignee's admission as a Partner, in which event the assignee will not obtain any Partnership Rights, but will retain only the rights of an assignee under section 23.

          4. Rights of Partner After Assignment and Substitution. Upon the Assignment of all his Partnership Interest, and the admission of a substitute partner, a Partner shall cease to be a Partner and to have any Partnership Rights.

          5. Allocations and Distributions After Assignment. For the purposes of allocations of Profits and Losses, Taxable Income or Taxable Loss, and distributions, an Assignment of a Partnership Interest is effective as to the Partnership, and shall be reflected in the records of the Partnership, as of the date that the Managing General Partner receives written notice of the Assignment. The Taxable Income or Taxable Loss, Profits and Losses and cash and other distributions in respect of the assigned Partnership Interest with respect to the fiscal year in which the Assignment of the Partnership Interest occurs shall be divided between the assignor and the assignee according to the method provided to the Managing General Partner by the assignor and the assignee, so long as such method is permitted under the Code and does not adversely affect the other Partners or the Partnership from a tax or economic perspective. The method of allocation shall be provided to the Managing General Partner in the written notice of the Assignment. Any additional costs for computing the allocations hereunder shall be paid by the assignor or assignee, as the case may be. The written notice referred to above shall also contain information as to whether the assignor or assignee shall be responsible for the payment of such additional cost, if any.


                                  ARTICLE VIII

                 RETIREMENT, WITHDRAWAL, OR REMOVAL OF PARTNERS

          1.      Withdrawal of Non-Managing General Partner and Limited
                   Partners.

                   (a) A non-managing General Partner and a Limited Partner may, at any time, partially withdraw his Partnership Interest from the Partnership by providing written notice thereof to the Managing General Partner. The Managing General Partner shall promptly send a copy of such notice to all other Partners. Within thirty (30) days after the receipt of such written notice from a Partner, the Managing General Partner shall make the appropriate distributions to the Partner in partial or complete redemption of his Partnership Interest as set forth in section 14(b).

                   (b) A partial withdrawal by a Partner shall be made in increments of one-tenth (1/10th) of one percent (1%) of a Percentage Interest. The written notice of withdrawal from a Partner to the Managing General Partner must state whether the withdrawal is a partial or complete withdrawal and, if a partial withdrawal, must state the Percentage Interest that is being withdrawn. A Partner shall not make a partial withdrawal that will result in his remaining Percentage Interest becoming less than one-tenth (1/10th) of one percent (1%) immediately after the withdrawal.

                   (c) The Managing General Partner agrees that it will fully cooperate to the extent permitted by law to accomplish a withdrawal requested by a non-managing General Partner and a Limited Partner hereunder.
It also agrees that it will not take any action that will obstruct or render impossible the application of this section 28 (such as to pledge the Partnership's Marketable Securities as collateral to creditors of the Partnership), unless such action is essential to accomplish the purposes of the Partnership.

                   (d) The partial withdrawal of a non-managing General Partner or a Limited Partner does not dissolve or terminate the Partnership unless there is only one Partner then remaining. The remaining Partners shall amend this Agreement to reflect the partial or complete withdrawal of the Partner from the Partnership, if and to the extent necessary.

                   (e) Upon the giving of the notice of withdrawal pursuant to Paragraph (a), and upon the dissolution of the Partnership, the voting rights with respect to any Marketable Securities allocable to the Percentage Interest being withdrawn shall be vested in the withdrawing Partner or Partners, and the Partnership shall have no voting rights with respect to such stock.

          2. Retirement or Withdrawal of General Partner. The Managing General Partner may not withdraw any part of its General Partnership Interest. The Retirement of the Managing General Partner shall dissolve the Partnership. Notwithstanding the foregoing or anything else in this Agreement to the contrary, a merger, consolidation, or reorganization of the Managing General Partner, or a sale of all or substantially all its assets that includes its Partnership Interest, is not a Retirement of such Managing General Partner if the resulting, surviving or acquiring Person is an Affiliate and becomes substituted as the Managing General Partner of the Partnership. The resulting, surviving or acquiring Person is substituted as the Managing General Partner without further act if it gives notice of the substitution to the Partners before the effective date of the merger, consolidation, reorganization or sale. Each Partner consents to the admission and substitution of such substitute Managing General Partner pursuant to this section 29, and no further consent or approval of any Partner is required.

          3. Rights of Partner After Retirement or Withdrawal. A Partner ceases to have any Partnership Rights upon his Retirement or complete withdrawal from the Partnership. However, until the appropriate distributions, if any, are made to a Retired or withdrawn Partner for his Partnership Interest, the Retired or withdrawn Partner is entitled to receive the allocations of Profits and Losses, Taxable Income or Taxable Loss and all distributions referred to in section 14 applicable to his Partnership Interest.


                                   ARTICLE IX

                                  DISSOLUTION

          1. Events of Dissolution. The Partnership shall be terminated and dissolved upon:

                   (a)     the expiration of its term;

                   (b) the vote of a Majority in Interest to dissolve the Partnership;

                   (c) the Partnership being adjudicated insolvent or bankrupt;

                   (d)     the Retirement of the Managing General Partner;

                   (e)     the death of Lowell Paxson; or

                   (f) the sale of all or substantially all of the Partnership's Property.

          2. Winding-Up and Distributions. Upon the dissolution of the Partnership pursuant to section 31, the winding-up of the Partnership's business and the liquidation and distribution of Partnership assets must be carried out with due diligence and in a timely manner, and consistent with both the requirements of applicable law and the following provisions of this section:

                   (a) The Managing General Partner shall be responsible for taking all actions relating to the winding-up, liquidation, and distribution of assets of the Partnership, unless its Retirement causes the dissolution, in which case the fiscal agent, liquidator, or receiver appointed (without judicial action) by a Majority in Interest shall be so responsible. The Managing General Partner, or the appointed fiscal agent, liquidator, or receiver, is referred to in this Agreement as the "Liquidator." A non-managing General Partner can be appointed to be the Liquidator. The Liquidator shall file all certificates or notices of the dissolution of the Partnership as required by law. Upon the complete liquidation and distribution of the Partnership assets, the Partnership shall terminate, and the Liquidator shall execute, acknowledge, and cause to be filed all certificates and notices required by law to terminate the Partnership.

                   (b) The Liquidator shall proceed without unnecessary delay to sell and otherwise liquidate the Partnership's assets. Unless directed otherwise by a Majority in Interest, all Marketable Securities, cash and other readily divisible or fungible assets of the Partnership shall be distributed directly to the Partners in the manner set forth in section 14(c)(i). The Liquidator shall promptly sell the other assets of the Partnership unless it determines that an immediate sale of part or all of such assets would cause undue loss to the Partners. In such case, the Liquidator, to avoid such loss, may defer the liquidation of the Partnership assets for a reasonable time, except for those liquidations that are necessary to satisfy the debts and liabilities of the Partnership to persons and parties other than the Partners. The Liquidator shall distribute the proceeds from the liquidation of the Partnership's assets as provided in section 14(c).

                   (c)     Upon the dissolution of the Partnership pursuant to
section 31, the Liquidator shall cause the accountants for the Partnership to prepare within ninety (90) days after the occurrence of the event of dissolution, and immediately thereafter shall furnish to each Partner, a statement setting forth the assets and liabilities of the Partnership as of the date of its dissolution. The Liquidator, promptly following the complete liquidation and distribution of the Partnership's assets, shall cause the Partnership's accountants to prepare, and the Liquidator shall furnish to each person who is a Partner immediately before the dissolution, a statement showing the manner in which the Partnership assets were liquidated and distributed.

          3. Distribution of Liquidation Proceeds and Assets and Allocation of Gains and Losses. The net proceeds from liquidation of the Partnership's assets and the unliquidated Property of the Partnership shall be distributed, and all Profits and Losses resulting from the liquidation of the Partnership shall be allocated, among the Partners in the proportions and orders of priority specified in section 14(c).

          4. Limitation of Liability of Partners. Upon the dissolution of the Partnership and the distribution of the net liquidation proceeds pursuant to section 31 and section 14(c), each Partner shall look solely to the assets of the Partnership for the payment of his unreturned Capital Contributions, and if the Partnership's assets remaining after the payment or discharge of the debts and liabilities of the Partnership are insufficient to pay the full amount of the unreturned Capital Contributions of each Partner, the Partner shall have no recourse or claim against any Partner or the Partnership with respect to its unreturned Capital Contributions, except for claims for fraud, gross negligence, or breach of fiduciary duty.

          5. Waiver of Right of Partition of Assets. Each Partner, and for his heirs, successors, and assigns, waives his right to the partition of the assets of the Partnership upon the dissolution and liquidation of the Partnership.


                                   ARTICLE X

                  ACCOUNTING YEAR, BOOKS, RECORDS, AND REPORTS

          1. Books and Records. The Managing General Partner shall maintain at the principal office of the Partnership a complete and accurate set of books of records and accounts, in which it shall make full and complete entries of all dealings or transactions relating to the Partnership's business and where it shall keep all supporting documentation of transactions with respect to the conduct of the Partnership's business. Each Partner or his duly authorized representative, upon five days' advance notice to the Managing General Partner, may examine during normal business hours the books of the Partnership and all other records and information concerning the operation of the Partnership.

          2. Reports. If requested by a Partner at least 30 days prior to the end of a quarter, within 60 days after the end of each fiscal quarter in each fiscal year of the Partnership, the Managing General Partner shall cause to be prepared and sent to each Partner a balance sheet, income statement and cash flow statement of the Partnership for and as of the end of that fiscal quarter, in each case unaudited but accompanied by a report of the activities of the Partnership for that quarter. Within 90 days after the end of each fiscal year of the Partnership, the Managing General Partner shall cause to be prepared and sent to each Partner a financial report consisting of (a) a balance sheet as of the end of the fiscal year; (b) statements of income, partner's equity, and changes in financial position for the fiscal year; (c) if requested by a Partner, the opinion of the Partnership's certified public accountant concerning the foregoing financial statements; (d) a summary of the Partnership's activities for the fiscal year; (e) a statement showing the distributions to each Partner during the fiscal year and identifying any distributions which constitute a return of Capital Contribution; and (f) a statement showing the amount of Taxable Income or Taxable Loss, and listing each item of income, gain, loss, deduction, or credit allocated or charged against the Partner for federal and state income tax purposes.

          3. Bank Accounts. The Managing General Partner shall maintain the bank accounts of the Partnership in such financial institutions as the Managing General Partner considers appropriate. The Managing General Partner shall make or permit withdrawals from the Partnership's bank accounts on the signature of the Managing General Partner.

          4.      Tax Elections.  The Partnership shall file an election under
Section 754 of the Code, relating to the optional adjustment to the basis of partnership property, at the first time it is permitted to do so after the beginning of the term of this Partnership. The Managing General Partner shall make or waive, at its discretion, all other tax elections required or permitted to be made by the Partnership under the Code.

          5. Accounting Method and Fiscal Year. The Managing General Partner shall maintain the Partnership records and books of accounts in accordance with the method of accounting required or permitted to be used for federal income tax purposes, with such modifications as are set forth in this Agreement, and otherwise in accordance with generally accepted accounting principles consistently applied. The fiscal year of the Partnership is the calendar year.

                                   ARTICLE XI

                               GENERAL PROVISIONS

          1. Partnership Contracts. The Managing General Partner may enter into agreements and contracts on behalf of the Partnership only if they are in writing and clearly indicate to the other parties that the Partnership is a general partnership of which the Managing General Partner is a general partner.

          2. Conveyances. Subject to section 18, the Managing General Partner may sign any deed, mortgage, lease, bill of sale, security agreement, pledge, contract or other instrument or commitment purporting to convey or encumber any of the Partnership's Property or any interest therein, whether now or subsequently owned or leased at any time by the Partnership, and no other signature is required.

          3. Notices. To be effective, a notice required or permitted by this Agreement must be in writing, or by telegram, telex or telecopy if promptly confirmed in writing. A notice is given when delivered or, if mailed, when deposited in a United States postal service letterbox to be sent by first-class, postage-prepaid, certified mail, with return receipt requested (whether or not the sender receives the return receipt), and addressed, if to a Partner, at his registered address listed on EXHIBIT A and, if to the Managing General Partner or the Partnership, to the attention of such Managing General Partner at the Partnership's principal business office.

          4. Consents. Any consent required by this Agreement may be given as follows:

                   (a) by a writing given by the consenting Partner and received by the Managing General Partner or other appropriate recipient at or before the occurrence of the action or other thing for which the consent was solicited, unless the consent is nullified by:

                           (i)      A writing from the consenting Partner that
is received by the Managing General Partner before the occurrence of the action or other thing for which the consent was solicited; or

                           (ii)     the negative vote by the consenting Partner
at any meeting called for the purpose of considering the action or other thing.

                   (b) by the affirmative vote of the consenting Partner at any meeting called for the purpose of considering the action or other thing for which the Partner's consent was solicited.

          5. Meetings. The Managing General Partner may call meetings of the Partners for any purpose, at any time. The Managing General Partner shall call a meeting of the Partners within 30 days after he receives from a Majority in Interest a written request for a meeting, stating the purpose of the requested meeting and the matters proposed for consideration. Meetings of the Partners may be held at such time, date and place as the Managing General Partner designates. The Managing General Partner shall give notice of any meeting of the Partners not less than ten nor more than 60 days before the date of the meeting, to each Partner at his registered address listed on EXHIBIT A. The notice shall state the time, date and place of the meeting, the purpose of the meeting and the Partner at whose direction or request the meeting is called. If a meeting is adjourned to another time or place, notice of the adjourned meeting is not required if the time and place of the adjournment is announced at the called meeting. The presence in person or by proxy of a Majority in Interest constitutes a quorum at a meeting. Any notice of a meeting required by this section may be waived in writing at, before or after the meeting and shall be deemed to be waived by each Partner who is present in person or by proxy at the meeting. Only those persons who are Partners at the close of business on the day before the meeting are entitled to vote at the meeting. Any Partner entitled to vote at a meeting may authorize any person to act for him by written proxy if a copy of the proxy is delivered to the Managing General Partner before the commencement of the meeting. To be effective, a proxy must be signed by the Partner (and, if applicable, each co-owner) or his duly appointed attorney-in-fact, and no proxy shall be valid for more than 11 months after its date. A proxy is revocable at the pleasure of the Partner granting it.

          6. Binding Effect; Counterparts. The covenants and agreements contained in this Agreement are binding on, and inure to the benefit of, the legal and personal representatives, heirs, successors and permitted assignees of the parties to this Agreement. The parties may execute this Agreement in any number of counterparts, each of which will be an original, but all of which together will constitute one and the same agreement.

          7. Choice of Law. This Agreement and the rights and obligations of the Partners under it are governed by, and construed and enforced in accordance with, the laws of Florida.

          8. Complete Agreement; Modification. This Agreement contains the final, complete and exclusive expression of the understanding among the Partners with respect to the Partnership and its purposes and objectives and supersedes any prior or contemporaneous agreement or representation, oral or written, by any of them. Except to admit a new or a substitute Partner or to reflect the withdrawal or Retirement of a Partner, this Agreement and every provision of it may be modified or amended only by an agreement in writing signed by or on behalf of all Partners.

          9. Evidence of Partnership Interests. The Partnership Interest of each Partner is evidenced exclusively by a counterpart of this Agreement (including EXHIBIT A) that has been signed and dated by the Managing General Partner.

          10. Tax Matters Partner. The Managing General Partner or its designee shall be the "tax matters partner" of the Partnership for federal income tax purposes. If the Managing General Partner ceases to act as the Managing General Partner of the Partnership, the successor Managing General Partner (if any), shall be designated the tax matters partner. Pursuant to
Section 6223(c)(2) of the Code, upon receipt of notice from the Internal Revenue Service of the beginning of an administrative proceeding with respect to the Partnership, the Managing General Partner, as the tax matters partner, shall furnish the Internal Revenue Service with the names, addresses, and Percentage Interests of each of the Partners. The Managing General Partner agrees not to enter into a settlement agreement pursuant to Section 6224 of the Code without providing at least 30 days advance written notice to each Partner. As tax matters partner, the Managing General Partner shall have absolute discretion regarding whether to seek judicial review of any administrative determination and, if it determines to seek judicial review of Internal Revenue Service action pursuant to Section 6226 of the Code, then the Managing General Partner shall select the judicial forum for such review. The tax matters partner shall receive no compensation for its services as such. The Partnership shall bear all third party costs and expenses incurred by the tax matters partner in performing its duties as such. Nothing herein shall be construed to restrict the Partnership from engaging an accounting firm or law firm to assist the tax matters partner in discharging its duties hereunder.

          11. Gender and Number. As used in this Agreement, the masculine gender includes the feminine and neuter, and the singular includes the plural.

          12. Title. Title to any property acquired by the Partnership shall be taken in the name of the Partnership.

          IN WITNESS WHEREOF, this Agreement has been executed by or on behalf of each Partner as of the date written beside his name.

                                         General Partner
                                         PAXSON ENTERPRISES, INC.



                                         By  /s/ Lowell W. Paxson
                                         -------------------------------------
                                         President


                                         Limited Partner



                                         /s/ Lowell W. Paxson
                                         -------------------------------------
                                         Lowell W. Paxson


STATE OF FLORIDA

COUNTY OF Pinellas


  SUBSCRIBED and SWORN to before me on behalf of PAXSON ENTERPRISES, INC., a Nevada corporation, as General Partner, by Lowell W. Paxson , its President, this 25th day of September, 1991.



                                         /s/ Robert H. Shreffler
                                         -------------------------------------
                                         Notary Public, State of Florida


My Commission Expires:

(Affix Notarial Seal)

STATE OF FLORIDA

COUNTY OF Pinellas


  SUBSCRIBED and SWORN to before me on by LOWELL PAXSON as Limited Partner, this 18th day of November, 1991.



                                              /s/ Robert H. Shreffler
                                              --------------------------------
                                              Notary Public, State of Florida


My Commission Expires:



(Affix Notarial Seal)

                                   EXHIBIT A


General Partners                               Contribution              Percentage Interest
----------------                               ------------              -------------------
Paxson Enterprises, Inc.                                                 5%
c/o Lowell W. Paxson
700 Spottis Woode Lane
Clearwater, Florida 34616



Limited Partners
----------------

Lowell W. Paxson                                                         95%
700 Spottis Woode Lane
Clearwater, Florida 34616

                           AMENDMENT NUMBER 1 TO THE
                      AGREEMENT OF LIMITED PARTNERSHIP OF
               PAXSON BROADCASTING OF MIAMI, LIMITED PARTNERSHIP



         This Amendment Number 1 to Agreement of Limited Partnership of Paxson Broadcasting of Miami, Limited Partnership ("Amendment") is effective as of the 1st day of January, 1992, by and between PAXSON ENTERPRISES, INC., a Nevada corporation, as the General Partner and LOWELL PAXSON, as a Limited Partner. The parties hereby agree as follows:

         1. Amendment to Definitions. The following definition should be added to Section 1 following the definition of the term "Act:"

                 "Adjusted Capital Account Deficit" means, with respect to any Partner, the deficit balance, if any, in such Partner's Capital Account as of the end of the relevant fiscal year, after giving effect to the following adjustments:

                 (i) Credit to such Capital Account any amount which such Partner is obligated to restore (pursuant to the terms of a promissory note or otherwise) or is deemed to be obligated to restore pursuant to the penultimate sentences of Regulations Sections 1.704-2(g)(1) and 1.704-2(i)(5); and

                 (ii) Debit to such Capital Account the items described in Sections 1.704-1(b)(2)(ii)(d)(4), 1.704-1(b)(2)(ii)(d)(5), and
         1.704-1(b)(2)(ii)(d)(6) of the Regulations.

         The foregoing definition of Adjusted Capital Account Deficit is intended to comply with the provisions of Section 1.704-1(b)(2)(ii)(d) of the Regulations and shall be interpreted consistently therewith."

         2.      Amendment to Section 9.   Section 9 is amended by inserting
the following subsections (d) and (e) at the end thereof:

                 "(d) Any payments made by the Limited Partner as a guarantor of obligations of the Partnership shall be treated as additional Capital Contributions to the Partnership."

                 "(e) Notwithstanding any provision in this Agreement to the contrary, if any Partner's Capital Account has a deficit balance ("Deficit Capital Account Balance") upon liquidation of the Partnership (after giving effect to all contributions, distributions, and allocations for all taxable years, including the year in which such liquidation occurs), such Partner shall contribute to the Capital of the Partnership the amount necessary to restore such deficit balance to 0 in accordance with Regulations Section 1.704-1(b)(2)(ii)(d); provided, however, that a Partner's obligation to restore such Deficit Capital Account Balance shall not exceed the amount of the Partnership's liability under the Credit and Guaranty Agreement among Paxson Broadcasting of Miami, Limited Partnership, Paxson Broadcasting of Orlando, Limited Partnership, Paxson Broadcasting of

         Jacksonville, Limited Partnership, and Paxson Broadcasting of Tampa, Limited Partnership, and Citibank, N.A. (the "Credit Agreement")."

         3. Amendment to Section 13. Section 13 is amended by inserting the following provisions as subsections (c) and (d) thereof:

                 "(c)     Losses.  The Losses allocated pursuant to Sections
         13(a) and 13(b) hereof shall not exceed the maximum amount of Losses that can be so allocated without causing any Partner who is not a General Partner to have an Adjusted Capital Account Deficit at the end of any fiscal year. In the event some but not all of the Partners who are not General Partners would have Adjusted Capital Account Deficits as a consequence of an allocation of Losses pursuant to Section 13(a) or Section 13(b), the limitation set forth in this Section 13(c) shall be applied on a Partner by Partner basis so as to allocate the maximum permissible Loss to each Partner who is not a General Partner under
         Section 1.704-1(b)(2)(ii)(d) of the Regulations. All Losses in excess of the limitation set forth in this Section 13(c) shall be allocated to the General Partner.

                 (d) Special Allocations. The following special allocations shall be made in the following order:

                          (1) Qualified Income Offset. In the event any Partner who is not a General Partner unexpectedly receives any adjustments, allocations, or distributions described in Regulations
         Section 1.704-1(b)(2)(ii)(d)(4), 1.704-1(b)(2)(ii)(d)(5), or
         1.704-1(b)(2)(ii)(d)(6), items of Partnership income and gain shall be specially allocated to each such Partner in an amount and manner sufficient to eliminate, to the extent required by the Regulations, the Adjusted Capital Account Deficit of such Partner as quickly as possible, provided that an allocation pursuant to this Section 13(d)(1) shall be made if and only to the extent that such Partner would have an Adjusted Capital Account Deficit after all other allocations provided for in this Section 13 have been tentatively made as if this Section 13(d)(1) were not in the Agreement.

                          (2) Gross Income Allocation. In the event any Partner who is not a General Partner has a deficit Capital Account at the end of any Partnership fiscal year that is in excess of the sum of
         (i) the amount such Partner is obligated to restore (pursuant to the terms of a promissory note or otherwise), and (ii) the amount such Partner is deemed to be obligated to restore pursuant to the penultimate sentences of Regulations Sections 1.704-2(g)(1) and 1.704-2(i)(5), each such Partner shall be specially allocated items of Partnership income and gain in the amount of such excess as quickly as possible, provided that an allocation pursuant to this Section 13(d)(2) shall be made if and only to the extent that such Partner would have a deficit Capital Account in excess of such sum after all other allocations provided for in this Section 13 have been tentatively made as if Section 13(d)(1) hereof and this Section 13(d)(2) were not in the Agreement."

         4. Amendment to Section 34. Section 34 is amended by adding the following provisions to the end of such section:

         "Notwithstanding anything to the contrary contained herein, each Limited Partner hereby waives his or her right to seek indemnity from the General Partner for any losses he or she might suffer under this Partnership Agreement or under any ancillary agreements related to the business of the Partnership including any personal guarantees of the liabilities of the Partnership. Further, each Limited Partner hereby waives his or her right to recover from the Partnership, as primary obligor, any amounts such Limited Partner becomes liable to pay or pays pursuant to any agreements related to the business of the Partnership including any personal guarantees of the liabilities of the Partnership."

         5. Ratification and Confirmation. The Agreement as hereby amended is ratified and confirmed in all other respects.

         IN WITNESS WHEREOF, the parties have executed this Amendment Number 1 on this 30 day of December, 1992.

WITNESSES:                                 GENERAL PARTNER:

                                           PAXSON ENTERPRISES, INC.



/s/ Martha Chapman                By: /s/ Lowell W. Paxson
------------------------             ------------------------
                                                   Its   President
                                                       --------------------

/s/ William L. Watson
------------------------


                                           LIMITED PARTNER:


/s/ Martha Chapman                /s/ Lowell Paxson
------------------------          ------------------------
                                                   Lowell Paxson

/s/ William L. Watson
------------------------

                           AMENDMENT NUMBER 2 TO THE
                      AGREEMENT OF LIMITED PARTNERSHIP OF
               PAXSON BROADCASTING OF MIAMI, LIMITED PARTNERSHIP



         This Amendment Number 2 ("Amendment") to the Agreement of Limited Partnership (the "Partnership Agreement") of Paxson Broadcasting of Miami, Limited Partnership ("Amendment") is effective as of the 29th day of March, 1993, by and between PAXSON ENTERPRISES, INC., a Nevada corporation, as the General Partner and LOWELL PAXSON, as a Limited Partner. The parties hereby agree as follows:

         1.      Assignment.  The definition of "Assignment" in Article I,
Section 1 of the Partnership Agreement is amended in its entirety to read as follows:

                 "`Assignment' means a sale, exchange, gift, pledge, transfer or disposition of any kind whatsoever and, in the case of a Person that is not an individual, it includes the sale, exchange, pledge, transfer or disposition of a majority of either voting control or the equity interests in such Person; provided, however, that an "Assignment" does not include a pledge of, or a grant of a security interest in, a Partnership Interest, Partnership Rights, or the majority of either voting control or the equity interests in any Person, which pledge or security interest is given or granted for the purpose of securing an obligation of the Partnership or any Partner or any Person owning an equity interest in a Partner, provided that the giving or grant of such pledge or security interest is approved by the Managing General Partner."

         2.      Partnership Office.   The fifth sentence of Article II,
Section 5 of the Partnership Agreement is amended to read as follows: "The principal business office of the Partnership is located at 18401 U.S. Highway 19 North, Clearwater, Florida 34624."

         3. Purposes of Partnership; Authorized Acts. Article II, subsection 7.A.(a)(i) of the Partnership Agreement is amended to read as follows:

                 "acquire, operate, manage and perform all matters necessary and attendant to the operation of one or more radio stations in the State of Florida,".


         4. Power to Guarantee Obligations of Others. Article II, subsection 7.B. of the Partnership Agreement is amended by redesignating clauses (g) and (h) as clauses (h) and (i), respectively, and inserting the following as clause (g):

                 "(g) guarantee the debts and obligations of any Partner and secure the same by a mortgage, pledge, security interest or other liens upon the property of the Partnership, any part thereof, any interest therein, or any improvements thereto;".

         5. Section 49 of the Partnership Agreement, entitled "Evidence of Partnership Interests," is hereby deleted in its entirety, and Sections 50, 51, and 52 of the Partnership Agreement are renumbered as Sections 49, 50, and 51 respectively.

         6. Ratification and Confirmation. The Partnership Agreement, as hereby amended, is ratified and confirmed in all other respects.

         IN WITNESS WHEREOF, the parties have executed this Amendment Number 2 on this _____ day of March, 1993.


WITNESSES:                                 GENERAL PARTNER:

                                           PAXSON ENTERPRISES, INC.

 /s/ Martha Chapman               By: /s/ Lowell W. Paxson
------------------------             ------------------------
                                                      Its  President
                                                          --------------------

 /s/ William Watson
------------------------


                                           LIMITED PARTNER:


 /s/ Martha Chapman               By: /s/ Lowell W. Paxson
------------------------          ------------------------
                                           Lowell Paxson

 /s/ William Watson
------------------------

               LIMITED PARTNERSHIP INTERESTS ASSIGNMENT AGREEMENT

                 This Limited Partnership Interests Assignment Agreement (the "Agreement") is dated December 15, 1993 (the "Effective Date"), among Paxson Communications of Florida, Inc. (the "General Partner"), Lowell W. Paxson (the "First Assignor Limited Partner"), Second Crystal Diamond, L. P., a Nevada limited partnership (the "First Assignee"), Paxson Communications Corp. (the "Second Assignee"), and Paxson Communications LP, Inc. (the "Assignee Limited Partner"). Capitalized terms used herein and not ascribed a definition have the meaning assigned to them by the Partnership Agreement to which they pertain.

                                   BACKGROUND

                 The General Partner and the First Assignor Limited Partner are partners in the limited partnerships listed in Exhibit "A" (the "Partnerships"). The First Assignor Limited Partner wishes to transfer his limited partnership interests in those Partnerships to the First Assignee and the First Assignee wishes to immediately assign such limited partnership interests to the Second Assignee and the Second Assignee wishes to immediately assign such limited partnership interests to the Assignee Limited Partner. The First Assignor Limited Partner and the First and Second Assignees also wish to have the Assignee Limited Partner admitted as a Limited Partner in the respective Partnerships and granted Partnership Rights in the respective Partnerships. The Assignee Limited Partner agrees to accept the assignment of the limited partnership interests and to be admitted as a Limited Partner in accordance with the Limited Partnership Agreements listed in Exhibit "A" (the "Partnership Agreements"). The General Partner as general partner for each of the Partnerships consents to the assignment of the limited partnership interests and the admission and substitution of the Assignee Limited Partner as a Limited Partner under the respective Partnership Agreements. Pursuant to Chapter 620, Florida Statutes, the Partnerships will continue uninterrupted with substitute partners and the assignment of the limited partnership interests will not cause a termination of the Partnerships.

                 NOW, THEREFORE, in consideration of the mutual agreements contained herein, the parties hereto agree as follows:

                                     TERMS

                 1. Assignment of Partnership Interests. Pursuant to the Partnership Agreements and Section 620.152, Florida Statutes, the First Assignor Limited Partner assigns all of its limited partnership interests in the Partnerships to the First Assignee. The First Assignee accepts the assignment of all of the limited partnership interests. Pursuant to the Partnership Agreements and Section 620.152, Florida Statutes, the First Assignee assigns all of its limited partnership interests in the Partnerships to the Second Assignee. The Second Assignee accepts the assignment of all of the limited partnership interests. Pursuant to the Partnership Agreements and
 Section 620.152, Florida Statutes, the Second Assignee assigns all of its limited partnership interests in the Partnerships to the Assignee Limited Partner. The Assignee Limited Partner accepts the assignment of all of the limited partnership interests.

                 2. Admission of Assignee Limited Partner and Withdrawal of Assignor Limited Partner. On the Effective Date, the Assignee Limited Partner is admitted as a Limited Partner pursuant to the respective Partnership Agreement for such Partnerships and the First Assignor Limited Partner has withdrawn as a Limited Partner from each of the Partnerships.

                 3. Assignee Limited Partner's Acceptance of Admission. By executing this Agreement, the Assignee Limited Partner accepts and agrees to be bound by the terms and provisions of the respective Partnership Agreements. The parties agree that the Assignee Limited Partner's execution of this Agreement shall satisfy the requirements of Sections 23, 24 and 25 of the respective Partnership Agreements.

                 4. General Partner's Consent. The General Partner consents to the assignment of the limited partnership interests to the Assignee Limited Partner and the admission of the Assignee Limited Partner as a Limited Partner under the respective Partnership Agreements.

                 5. Continuation of Partnerships. Pursuant to Chapter 620, Florida Statutes, the partners agree that the Partnerships will continue uninterrupted and the assignment of the limited partnership interests will not cause a termination of any of the Partnerships.

                 6. Security Interests. Without limiting any of the foregoing, each of First Assignor Limited Partner, General Partner, First Assignee, Second Assignee and Assignee Limited Partner agree and acknowledge that (i) First Assignor Limited Partner's limited partnership interests in each of the Partnerships are subject to the lien and security interest of Banque Paribas, as Agent on behalf of the Lenders (the "Agent"), under the Loan Documents (as defined in that certain Credit Agreement dated as of March 30, 1993 by and among Banque Paribas, the Lenders identified therein and each of the Station Partnerships) and (ii) the assignment of the limited partnership interests in the Partnerships by First Limited Partner Assignor to First Assignee, by First Assignee to Second Assignee, and by Second Assignee to Assignee Limited Partner, are made subject to such continuing lien and security interest of Agent under the Loan Documents.

                 7. Applicable Law. This Agreement will be construed, interpreted, and enforced in accordance with the laws of the State of Florida.

                 8. Counterparts. This Agreement may be executed in several counterparts and all counterparts so executed will constitute one agreement binding on all of the parties, notwithstanding that all of the parties have not signed the original or the same counterpart.

                 9. Entire Agreement. This Agreement embodies the final, complete, and exclusive expression of the understanding among the parties and supersedes any prior or contemporaneous agreement or representation, oral or written, by any of them.

             IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the day and year stated above.


                                          PAXSON COMMUNICATIONS OF FLORIDA,
                                          INC., as General Partner of each of
                                          the Partnerships

                                          By: /s/ Lowell W. Paxson
                                             ---------------------------------
                                            Lowell W. Paxson, President


                                          /s/ Lowell W. Paxson
                                          ------------------------------------
                                          Lowell W. Paxson, First Assignor
                                          Limited Partner for each Partnership



                                          SECOND CRYSTAL DIAMOND, L. P., a
                                          Nevada limited partnership, First
                                          Assignee


                                          By: /s/ Lowell W. Paxson
                                          ------------------------------------
                                          Lowell W. Paxson, President



                                          PAXSON COMMUNICATIONS CORP., As
                                          Second Assignee



                                          By: /s/ Lowell W. Paxson
                                          ------------------------------------
                                          Lowell W. Paxson, President


                                          PAXSON COMMUNICATIONS LP, INC., as
                                          Assignee Limited Partner for each
                                          Partnership


                                          By: /s/ Lowell W. Paxson
                                          ------------------------------------
                                          Lowell W. Paxson, President

                                  EXHIBIT "A"


                              Limited Partnerships


Agreement of Limited Partnership of Paxson Broadcasting of Jacksonville,
     Limited Partnership dated June 27, 1991, as amended by Amendment Number 1 to the Agreement of Limited Partnership of Paxson Broadcasting of Jacksonville, Limited Partnership dated January 1, 1992, and Amendment Number 2 to the Agreement of Limited Partnership of Paxson Broadcasting of Jacksonville, Limited Partnership dated March 29, 1993.

Agreement of Limited Partnership of Paxson Broadcasting of Tampa, Limited
     Partnership dated June 27, 1991, as amended by Amendment Number 1 to the Agreement of Limited Partnership of Paxson Broadcasting of Tampa, dated June 27, 1991, and Amendment Number 2 to the Agreement of Limited Partnership of Paxson Broadcasting of Tampa, dated April 27, 1992, and Amendment Number 3 to the Agreement of Limited Partnership of Paxson Broadcasting of Tampa, Limited Partnership, dated January 1, 1992, and Amendment Number 4 to the Agreement of Limited Partnership of Paxson Broadcasting of Tampa, Limited Partnership, dated March 29, 1993.

Agreement of Limited Partnership of Paxson Broadcasting of Miami, Limited
     Partnership dated November 18, 1991, as amended by Amendment Number 1 to the Agreement of Limited Partnership of Paxson Broadcasting of Miami, Limited Partnership, dated January 1, 1992, and Amendment Number 2 to the Agreement of Limited Partnership of Paxson Broadcasting of Miami, dated March 29, 1993.

Agreement of Limited Partnership of Paxson Broadcasting of Orlando, Limited
     Partnership dated November 18, 1991, as amended by Amendment Number 1 to the Agreement of Limited Partnership of Paxson Broadcasting of Orlando, Limited Partnership, dated January 1, 1992, and Amendment Number 2 to the Agreement of Limited Partnership of Paxson Broadcasting of Orlando, Limited Partnership.

               GENERAL PARTNERSHIP INTERESTS ASSIGNMENT AGREEMENT

                 This is a General Partnership Interests Assignment Agreement (the "Agreement") dated December 15, 1993 (the "Effective Date"). It is among Paxson Enterprises, Inc. (the "General Partner Assignor"), Paxson Communications Corp. (the "First Assignee"), Paxson Communications of Florida, Inc. (the "General Partner Assignee"), and Lowell L. Paxson (the "Nonassigning Limited Partner") in respect of the Limited Partnerships listed in Exhibit "A" (the "Station Partnerships"). It is also among the General Partner Assignee, the First Assignee, the General Partner Assignee and the Station Partnerships in their capacities as a limited partner (each a "License Limited Partner") in their respective Limited Partnerships listed in Exhibit "B" (the "License Partnerships," and together with the Station Partnerships, the "Partnerships"). Capitalized terms used herein and not ascribed a definition have the meaning assigned to them by the Partnership Agreement to which the term pertains.

                                   BACKGROUND

                 The General Partner Assignor and the Nonassigning Limited Partner are partners in the Station Partnerships. The General Partner Assignor and the License Limited Partners are the partners in the License Partnerships. The General Partner Assignor wishes to transfer each of its general partnership interests in the Station Partnerships and the License Partnerships to the First Assignee in exchange for certain of its common stock and the First Assignee wishes to immediately assign such general partnership interests to the General Partner Assignee in exchange for all of the capital stock of the General Partner Assignee. The General Partner Assignor and the First Assignee also wish to have the General Partner Assignee admitted as a Partner and granted partnership rights in each of the Partnerships. The General Partner Assignee agrees to accept the assignment of the general partnership interests and to be admitted as a General Partner in the respective Partnerships pursuant to the Partnership Agreements identified in Exhibit "A" and "B", respectively (the "Partnership Agreements"). The Nonassigning Limited Partner as the limited partner in each of the Station Partnerships and each of the License Limited Partners as the limited partner in the respective License Partnerships hereby consent to the assignment of the general partnership interests and admission of the General Partner Assignee as the general partner in their respective Partnerships pursuant to the terms of this Agreement and the Partnership Agreements. Pursuant to Chapter 620, Florida Statutes, the Partnerships will continue uninterrupted and the assignment of the general partnership interests will not cause a termination of the Partnerships.

                 NOW, THEREFORE, in consideration of the mutual agreements contained herein, the parties hereto agree as follows:


                                     TERMS

                 1.       Assignment of Partnership Interests.  Pursuant to
Section 23 of each of the Partnership Agreements and Section 620.152, Florida Statutes, the General Partner Assignor assigns all of its general partnership interests in the Partnerships to the First Assignee. The First Assignee accepts the assignment of all of the general partnership interests. Pursuant to Section 23 of each of the Partnership Agreements and Section 620.152, Florida Statutes, the First Assignee assigns all of its general partnership interests in the Partnerships to the General Partner Assignee. The General Partner Assignee accepts the assignment of all of the general partnership interests.

                 2. Admission of General Partner Assignee and Withdrawal of General Partner Assignor. On the Effective Date, the General Partner Assignee is admitted as a general partner under the respective Partnership Agreement and the General Partner Assignor has withdrawn from each of the Partnerships.

                 3. General Partner Assignee's Acceptance of Admission. By executing this Agreement, the General Partner Assignee accepts and agrees to be bound by the terms and provisions of the respective Partnership Agreements and shall become the Managing General Partner of each of the Partnerships. The parties agree that the General Partner Assignee's execution of this Agreement shall satisfy the requirement of Sections 23, 24 and 25 of the respective Partnership Agreements.

                 4. Limited Partner's Consent. Each of the Nonassigning Limited Partner and the License Limited Partners consent to the assignment of the general partnership interest by the General Partner of their respective Partnership and to the admission of the General Partner Assignee as a general partner under the respective Partnership Agreements.

                 5. Continuation of Partnerships. Pursuant to Chapter 620, Florida Statutes, the partners agree that the Partnerships will continue uninterrupted and the assignment of the general partnership interests will not cause a termination of any of the Partnerships.

                 6. Security Interests. Without limiting any of the foregoing, each of General Partner Assignor, First Assignee, General Partner Assignee, Nonassigning Limited Partner and the License Limited Partners agree and acknowledge that (i) General Partner Assignor's general partnership interests in each of the Partnerships are subject to the lien and security interest of Banque Paribas, as Agent on behalf of the Lenders (the "Agent"), under the Loan Documents (as defined in that certain Credit Agreement dated as of March 30, 1993 by and among Banque Paribas, the Lenders identified therein and each of the Station Partnerships) and (ii) the assignment of the general partnership interests in the Partnerships by General Partner Assignor to First Assignee, and by First Assignee to General Partner Assignee, are made subject to such continuing lien and security interest of Agent under the Loan Documents.

                 7. Applicable Law. This Agreement will be construed, interpreted, and enforced in accordance with the laws of the State of Florida.

                 8. Counterparts. This Agreement may be executed in several counterparts and all counterparts so executed will constitute one agreement binding on all of the parties, notwithstanding that all of the parties have not signed the original or the same counterpart.

                 9. Entire Agreement. This Agreement embodies the final, complete, and exclusive expression of the understanding among the parties and supersedes any prior or contemporaneous agreement or representation, oral or written, by any of them.

                 IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the day and year stated above.

                                         PAXSON ENTERPRISES, INC., as General
                                         Partner Assignor and as Withdrawing
                                         General Partner of each Partner


                                         By: /s/ Lowell W. Paxson
                                         -------------------------------------
                                         Lowell W. Paxson, President



                                         /s/ Lowell W. Paxson
                                         -------------------------------------
                                         Lowell W. Paxson, Nonassigning
                                         Limited Partner


                                         PAXSON COMMUNICATIONS CORPORATION,
                                         First Assignee


                                         By: /s/ Lowell W. Paxson
                                         -------------------------------------
                                         Lowell W. Paxson, President




                                         PAXSON COMMUNICATIONS OF FLORIDA,
                                         INC., as General Partner Assignee and
                                         successor General Partner of each
                                         Partnership


                                         By: /s/ Lowell W. Paxson
                                         -------------------------------------
                                         Lowell W. Paxson, President

                                  EXHIBIT "A"


                              Limited Partnerships

Agreement of Limited Partnership of Paxson Broadcasting of Jacksonville,
     Limited Partnership dated June 27, 1991, as amended by Amendment
     Number 1 to the Agreement of Limited Partnership of Paxson Broadcasting of Jacksonville, Limited Partnership dated January 1, 1992, and Amendment Number 2 to the Agreement of Limited Partnership of Paxson Broadcasting of Jacksonville, Limited Partnership dated March 29, 1993.

Agreement of Limited Partnership of Paxson Broadcasting of Tampa, Limited
     Partnership dated June 27, 1991, as amended by Amendment Number 1 to the Agreement of Limited Partnership of Paxson Broadcasting of Tampa, dated June 27, 1991, and Amendment Number 2 to the Agreement of Limited Partnership of Paxson Broadcasting of Tampa, dated April 27, 1992, and Amendment Number 3 to the Agreement of Limited Partnership of Paxson Broadcasting of Tampa, Limited Partnership, dated January 1, 1992, and Amendment Number 4 to the Agreement of Limited Partnership of Paxson Broadcasting of Tampa, Limited Partnership, dated March 29, 1993.

Agreement of Limited Partnership of Paxson Broadcasting of Miami, Limited
     Partnership dated November 18, 1991, as amended by Amendment Number 1 to the Agreement of Limited Partnership of Paxson Broadcasting of Miami, Limited Partnership, dated January 1, 1992, and Amendment
     Number 2 to the Agreement of Limited Partnership of Paxson Broadcasting of Miami, dated March 29, 1993.

Agreement of Limited Partnership of Paxson Broadcasting of Orlando, Limited
     Partnership dated November 18, 1991, as amended by Amendment Number 1 to the Agreement of Limited Partnership of Paxson Broadcasting of Orlando, Limited Partnership, dated January 1, 1992, and Amendment Number 2 to the Agreement of Limited Partnership of Paxson Broadcasting of Orlando, Limited Partnership.

                                  EXHIBIT "B"


                              Limited Partnerships


Agreement of Limited Partnership of Jacksonville License Limited Partnership dated as of March 10, 1993, as amended by Amendment Number 1 to the Agreement of Limited Partnership of Paxson Jacksonville, Licensed Limited Partnership dated March 29, 1993.

Agreement of Limited Partnership of Paxson Tampa License Limited Partnership dated as of March 10, 1993, as amended by Amendment Number 1 to the Agreement of Limited Partnership of Paxson Tampa, Licensed Limited Partnership dated March 29, 1993.

Agreement of Limited Partnership of Paxson Miami License Limited Partnership dated as of March 10, 1993, as amended by Amendment Number 1 to the Agreement of Limited Partnership of Paxson Miami, Licensed Limited Partnership dated March 29, 1993.

Agreement of Limited Partnership of Paxson Orlando License Limited Partnership dated as of March 10, 1993, as amended by Amendment Number 1 to the Agreement of Limited Partnership of Paxson Orlando, Licensed Limited Partnership dated March 29, 1993.

                           AMENDMENT NUMBER 3 TO THE
                      AGREEMENT OF LIMITED PARTNERSHIP OF
               PAXSON BROADCASTING OF MIAMI, LIMITED PARTNERSHIP



         This Amendment Number 3 ("Amendment") to the Agreement of Limited Partnership (the "Partnership Agreement") of Paxson Broadcasting of Miami, Limited Partnership ("Amendment") is effective as of the 19th day of September, 1995, by and between PAXSON COMMUNICATIONS OF FLORIDA, INC., a Florida corporation, as the General Partner and PAXSON COMMUNICATIONS LP, INC., as a Limited Partner. The parties hereby agree as follows:

         1.      Partnership Office.  The fifth sentence of Article II,
Section 5 of the Partnership Agreement is amended to read as follows: "The principal business office of the Partnership is located at 601 Clearwater Park Road, West Palm Beach, Florida 33401."

         2. Ratification and Confirmation. The Partnership Agreement, as hereby amended, is ratified and confirmed in all other respects.

         IN WITNESS WHEREOF, the parties have executed this Amendment Number 3 on this 19th day of September, 1995.


WITNESSES:                                 GENERAL PARTNER:

                                           PAXSON COMMUNICATIONS OF FLORIDA,
                                            INC.


 /s/ Lorie Closson                By:        /s/ William Watson
--------------------------           -------------------------------
                                     Its   Secretary
                                         --------------------

 /s/ Desire Malky
--------------------------


                                           LIMITED PARTNER:

                                           PAXSON COMMUNICATIONS LP, INC.


 /s/ Lorie Closson                By:        /s/ William Watson
--------------------------           -------------------------------
                                     Its   Secretary
                                         --------------------





                                       1